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                                                                   EXHIBIT 10.15

                                                                  EXECUTION COPY
                               ADVISORY AGREEMENT
                               ------------------

          This Advisory Agreement (this "Agreement") is made and entered into as of October 30, 2003 by and between Keystone Automotive Operations, Inc., a Pennsylvania corporation (the "Company"), and Advent International Corporation, a Delaware corporation ("Advent").

          WHEREAS, the Company and Bain Capital LLC ("Bain") have entered into an Advisory Agreement, dated as of October 30, 2003 (as amended, restated or modified from time to time, the "Bain Agreement"), pursuant to which the Company will pay Bain (or its designees) an annual advisory services fee pursuant to
Section 3 thereof (the "Bain Fee").

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

          1. Term. This Agreement shall be in effect for a term commencing on January 1, 2004 and ending on the earlier to occur of (i) a Public Offering (as defined in that certain Stockholders Agreement, dated as of the date hereof, by and among Keystone Automotive Holdings, Inc. and the signatories parties thereto (as amended, restated or otherwise modified from time to time, the "Stockholders Agreement") and (ii) the date on which Advent is no longer entitled to designate a member of the Company's board of directors pursuant to the terms of the Stockholders Agreement or otherwise ceases to have a person designated by Advent serve on such board of directors (the "Term"), subject to the payment in full of any Advisory Services Fee (as defined below) earned but not otherwise paid as of the date of termination.

          2. Services. Advent shall perform or cause to be performed such services for the Company and its subsidiaries as mutually agreed by Advent and the Company's board of directors, which may include, without limitation, the following:

          (a)  general executive and management services;

          (b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

          (c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; and

          (d) other services for the Company and its subsidiaries upon which the Company's board of directors and Advent agree.

          3.   Advisory Services Fees and Expenses.

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          (a)  Commencing from the date of this Agreement and continuing through the expiration of the Term, the Company shall, subject to Section 3(b) below, pay to Advent or its designees an advisory services fee (each an "Advisory Services Fee") in an amount equal to $100,000 per fiscal year.
     The portion of the Advisory Services Fee that is attributable to the services of individual(s) who serve on the board of directors of the Company (the "Advent Directors") pursuant to Section 1 of the Stockholders Agreement, during the fiscal year period immediately preceding the payment of the Advisory Services Fee shall be equal to $6,000 per such individual, per meeting of the board of directors or operational meeting. Payment of the Advisory Services Fee hereunder shall be subject to the terms of the Credit Agreement dated as of October 30, 2003 by and among the Company, Bank of America, N.A., as administrative agent, and the other parties and lenders named therein (as amended, restated or modified from time to time, the "Credit Agreement"). In the event that at any time the Bain Fee during any payment period is reduced during the Term in accordance with the Bain Agreement, the Advisory Services Fee payable for such payment period shall be ratably reduced based on the relative amount of the Bain Fee and the Advisory Services Fee then payable (prior to giving effect to any such reduction).

          (b) Fees payable under this Section 3 shall be paid by the Company at the same time as any Bain Fee for any corresponding period is paid.

          (c) The Company will reimburse Advent for (i) travel and reasonable out of pocket expenses of the Advent Directors and Advent in connection with the rendering of services hereunder and (ii) reasonable fees and expenses of counsel incurred by Advent on or prior to the date hereof in connection with the review and negotiation of the investment documents to be entered into by Advent (or its affiliates) delineating the terms of Advent's (or its affiliates') investment in the Company on the date hereof; provided, that the Company shall not be obligated to reimburse any fees and expenses incurred pursuant to this paragraph (c) to the extent they exceed $15,000 in the aggregate. Such expenses will be subject to the Company's requirements with respect to reporting and documentation and will be reimbursed by wire transfer of immediately available funds promptly upon the request of Advent (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to Advent pursuant to this Agreement.

          4. Personnel. Advent shall provide and devote to the performance of this Agreement such partners, employees and agents of Advent as Advent shall deem appropriate to the furnishing of the services required. The fees and other compensation specified in this Agreement will be payable by the Company regardless of (i) the extent of services requested by the Company pursuant to this Agreement, (ii) whether or not, the Company requests Advent to provide any such services, and (iii) where Advent provides such services.

          5. Liability. Neither Advent nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates (collectively, the "Company Group") for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or

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expense shall be proven to result directly from gross negligence or willful misconduct on the part of Advent, its affiliates, partners, employees or agents acting within the scope of their employment or authority. Advent makes no representations or warranties, express or implied, in respect of the services to be provided by Advent or any of its affiliates, partners, employees or agents. Except as Advent may otherwise agree in writing after the date hereof: (i) Advent shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company Group and (B) do business with any client or customer of any member of the Company Group; (ii) neither Advent nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reason of any such activities or of such person's participation therein; and (iii) in the event that Advent acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company Group, on the one hand, and Advent, on the other hand, or any other person, Advent shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to any member of the Company Group and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to any member of the Company Group for breach of any duty (contractual or otherwise) by reasons of the fact that Advent directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company Group. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) except as set forth in Section 6 below.

          6. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each of Advent, its affiliates, partners, employees and agents from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees and fees of investigation) (collectively, "Claims") resulting from any act or omission of Advent, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence or willful misconduct by Advent, its affiliates, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company Group and Advent, its officers, directors, affiliates, partners, employees or agents or in which Advent, its affiliates, partners, employees or agents may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Advent, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence or willful misconduct by Advent, its affiliates, partners, employees or agents, then Advent shall reimburse the Company Group for the costs of defense and other costs incurred by the Company Group.

          7. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

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          To the Company:
          --------------

          Keystone Automotive Operations, Inc.
          44 Tuckhannock Avenue
          Exeter, PA 18643
          Attn: President
          Facsimile No.: (570) 603-2701

               With a copy to:
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               Bain Capital, LLC
               745 Fifth Avenue
               New York, NY 10151
               Attn: Stephen M. Zide
               Facsimile No.: (212) 421-2245

          To Advent:
          ---------

          Advent International Corporation
          75 State Street, 29/th/ Floor
          Boston, MA 02219
          Attn: Robert. E. Taylor, Jr.
          Facsimile No.: (617) 451-0566

               With a copy to:
               --------------

               Pepper Hamilton LLP
               3000 Logan Square
               Philadelphia, PA 19103
               Attn: James D. Epstein
               Facsimile: (215) 981-4750

          8. Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, that Advent may, without consent of the Company, assign its rights and obligations under this Agreement to any of its affiliates. The assignor of this Agreement shall remain liable for the performance of any assignee of this Agreement.

          9. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

          10. Counterparts. This Agreement may be executed and delivered (including by facsimile) by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

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          11.  Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

                                    * * * * *

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                        KEYSTONE AUTOMOTIVE OPERATIONS, INC.


                                        By:  /s/ Robert S. Vor Broker
                                             -----------------------------------
                                             Name:  Robert S. Vor Broker
                                             Title: Chief Executive Officer


                                        ADVENT INTERNATIONAL CORPORATION


                                        By:  /s/ Robert E. Taylor, Jr.
                                             -----------------------------------
                                             Name:  Robert E. Taylor, Jr.
                                             Title: Vice President